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Naugatuck Valley Financial Corporation Reports
Full Year and Fourth Quarter Results

     Naugatuck, CT, January 31, 2005. Naugatuck Valley Financial Corporation (the "Company") (NASDAQ National Market: "NVSL"), the parent company of Naugatuck Valley Savings and Loan (the "Bank"), announced net income of $530,000 for the quarter ended December 31, 2004 versus net income of $457,000 for the quarter ended December 31, 2003. In addition, for the year ended December 31, 2004, the Company reported net income of $415,000 compared to net income of $1.8 million for the year ended December 31, 2003. Earnings per share for the quarter ended December 31, 2004 was $.07. Because the formation of the Company was completed on September 30, 2004, per share data for the year and prior comparative periods is not meaningful and therefore is not presented.

     Net interest income for the quarter ended December 31, 2004 totaled $2.6 million compared to $2.1 million for the quarter ended December 31, 2003. The 21% increase in net interest income was the result of a 7.9% increase in total interest income combined with a 21.1% decrease in interest expense. The increase in net interest income is attributed primarily to higher loan balances which is partially offset by lower average yields. The balance of the increase is due to additional interest earned on Federal Funds. The rates and balances on Federal Funds were higher during the 2004 period. The decrease in interest expense over the three month period is due primarily to a 47.6% decrease in interest paid on borrowings from the Federal Home Loan Bank. Net interest income for the year ended December 31, 2004 totaled $9.2 million compared to $8.4 million for the year ended December 31, 2003. The 8.9% increase in net interest income over the year is a result of a decrease of 16.1% in interest expense. Interest expense decreased in both three and twelve month periods in 2004 due to lower rates paid on deposit accounts along with an increase in the balance of lower rate core deposit accounts, which consist of checking accounts and regular savings accounts.

     Non interest income was $290,000 for the quarter ended December 31, 2004 compared to $313,000 for the quarter ended December 31, 2003. The decrease was caused by a decrease of $41,000 in fees from investment advisory services. This was partially offset in the current period by an increase of $8,000 in income from Bank Owned Life Insurance. Non interest income was $1.1 million for the twelve months ended December 31, 2004 and December 31, 2003. The 2004 period included a net loss on sale of investments of $156,000, partially offset by an increase of $48,000 in income from investment advisory services, an increase of $21,000 in loan fees and charges and a $68,000 increase in income from Bank Owned Life Insurance.

     Non interest expense was $ 2.2 million for the quarter ended December 31, 2004 compared to $1.8 million for the quarter ended December 31, 2003. The increase was the result of an increase of $132,000 in compensation costs, an


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increase of $64,000 in accounting, audit and legal expenses, an increase of
$40,000 in advertising expenditures, an increase $24,000 in office occupancy expenses and an increase of $14,000 in insurance expense over the 2003 period. Non interest expense was $9.8 million for the year ended December 31, 2004 compared to $6.8 million for the year ended December 31, 2003. This increase was primarily due to a charitable contribution of $1.5 million to establish the Naugatuck Valley Savings and Loan Foundation and the prepayment charge of $498,000 on the early payoff of $9.6 million of FHLB borrowings along with a $612,000 increase in compensation costs, a $78,000 increase in advertising expenditures, a $40,000 increase in computer processing costs and a $37,000 increase in office occupancy expenses, partially offset by a $59,000 decrease in losses associated with foreclosed real estate.

     Total assets were $265.4 million at December 31, 2004 compared at $243.9 million at December 31, 2003. Total liabilities were $213.9 million at December 31, 2004 compared to $222.7 million at December 31, 2003. Deposits at December 31, 2004 were $193.4 million, an increase of $9.9 million or 5.4% over December 31, 2003. Advances from the Federal Home Loan Bank of Boston decreased from $35.0 million at December 31, 2003 to $15.8 million at December 31, 2004 due to the prepayment of $9.6 million of high rate advances with a weighted average rate of 5.29% along with scheduled payments and repayments of $9.6 million. The prepayments were funded primarily through the sale of $9.3 million of investments with a weighted average rate of 3.56%, resulting in the $180,000 loss.

     Shareholders equity increased from $21.2 million at December 31, 2003 to $51.6 million at December 31, 2004 due to the net proceeds of the stock offering. At December 31, 2004 the Bank's regulatory capital exceeded the levels required to be categorized as "well capitalized" under applicable regulatory capital guidelines.

     Naugatuck Valley Savings and Loan is headquartered in Naugatuck, CT with five other branches in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

     This release contains "forward-looking statements" which may describe future plans and strategies, including our expectations of future financial results. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors that could affect our actual results include market interest rate trends, the general regional and national economic market, our ability to control costs and expenses, actions by our competitors and their pricing, loan delinquency rates, and changes in federal and state regulation. As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, Naugatuck Valley Financial Corporation disclaims any obligation to update such forward-looking statements.


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                        SELECTED FINANCIAL CONDITION DATA
================================================================================
                                                      December 31,  December 31,
                                                         2004           2003
------------------------------------------------------------------  ------------
                                                               (Unaudited)
                                                              (in thousands)
ASSETS
Cash and due from depository institutions               $  7,552       $  4,752
Investment in federal funds                                   23          5,023
Investment securities                                     36,264         38,727
Loans receivable, net                                    203,820        180,378
Deferred income taxes                                      1,042            427
Other assets                                              16,748         14,649
                                                        --------       --------

        Total assets                                    $265,449       $243,956
                                                        --------       --------

LIABILITIES AND CAPITAL
Liabilities
   Deposits                                             $193,366       $183,455
   Advances from Federal Home Loan Bank of Boston         15,826         34,990
   Other liabilities                                       4,686          4,294
                                                        --------       --------

        Total liabilities                                213,878        222,739
                                                        --------       --------

Total Capital                                             51,571         21,217
                                                        --------       --------

        Total liabilities and Capital                   $265,449       $243,956
                                                        --------       --------




                            SELECTED OPERATIONS DATA
--------------------------------------------------------------------------------
                                       Twelve Months Ended   Three Months Ended
                                          December 31,          December 31,
                                       ------------------    -------------------
                                         2004       2003       2004       2003
--------------------------------------------------------------------------------
                                                      (Unaudited)
                                                     (in thousands)

Total interest income                  $12,713    $12,644    $ 3,365    $ 3,119
Total interest expense                   3,559      4,241        765        970
                                       -------    -------    -------    -------
        Net interest income              9,154      8,403      2,600      2,149
                                       -------    -------    -------    -------

Provision for loan losses                   --         45         --         --
                                       -------    -------    -------    -------

Net interest income after provision
   for loan losses                       9,154      8,358      2,600      2,149
                                       -------    -------    -------    -------

Noninterest income                       1,078      1,115        290        313
Noninterest expense                      9,803      6,845      2,167      1,828

Income before provision
   for income taxes                        429      2,628        723        634
Provision for income taxes                  14        822        193        177
                                       -------    -------    -------    -------

        Net Income                     $   415    $ 1,806    $   530    $   457
                                       -------    -------    -------    -------


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


                                       Selected Financial Ratios
--------------------------------------------------------------------------------------------------------------
                                                        At or For the Three Months       At or For the Year
                                                            Ended December 31,           Ended December 31,
                                                           2004           2003           2004          2003
--------------------------------------------------------------------------------------------------------------

SELECTED PERFORMANCE RATIOS: (1)
Return on average assets                                      0.78%          0.77%         0.16%          0.77%
Return on average equity                                      4.12           8.52          1.41           8.59
Interest rate spread                                          3.96           3.85          3.75           3.77
Net interest margin                                           4.13           3.89          3.85           3.85
Efficiency ratio (2)                                         74.71          73.92         95.49          71.62

ASSET QUALITY RATIOS:
Allowance for loan losses                                $   1,829      $   1,810     $   1,829      $   1,810
Allowance for loan losses as a percent of total loans         0.89%          0.99%         0.89%          0.99%
Allowance for loan losses as a percent of
   nonperforming loans                                      306.88         199.78        306.88         199.78
Net charge-offs (recoveries) to average loans
outstanding during the period                                (0.01)            --         (0.01)            --
Nonperforming loans                                      $     596      $     906     $     596      $     906
Nonperforming loans as a percent of total loans               0.29           0.50          0.29           0.50
Nonperforming assets                                     $     663      $   1,114     $     663      $   1,114
Nonperforming assets as a percent of total assets             0.25           0.46          0.25           0.46
--------------------------------------------------------------------------------------------------------------

(1)  All applicable quarterly ratios reflect annualized figures.
(2) Represents non interest expense (less intangible amortization) divided by the sum of net interest income and noninterest income.

Contact: Naugatuck Valley Financial Coroporation
         John C. Roman or Lee R. Schlesinger
         1-203-720-5000